Exhibit 10

November 16, 2011

Re: Northeast Community Bancorp, Inc. (NECB) Form 10-Q, filed on November 14, 2011

Dear Ms. Hayes,

     I represent Stilwell Value Partners IV, L.P. and its Schedule 13D filing Group with respect to the issuer NECB. I am writing because NECB mischaracter-ized a legal proceeding in Part II, Item 1 of its Form 10-Q, filed on November 14, 2011.

     NECB disclosed the existence of the lawsuit brought by my client against NECB, its directors, and its largest shareholder. The following statement, however, is untrue: “The complaint alleges that the directors have breached their fiduciary duties by not undertaking a “’second-step’ conversion of the MHC. . . .” The complaint, filed as Exhibit 9 to my client’s Schedule 13D dated October 31, 2011, does not claim that the directors breached their fiduciary duties by not undertaking a second step conversion. Rather, it alleges that the directors breached their fiduciary duties by failing to recuse themselves due to the inherent conflict of interest they face as a result of sitting as directors of the largest shareholder who opposes a second step conversion. (Complaint,¶¶‘s 1-8.) We believe NECB should be required to issue a corrective statement because the current disclosure is untrue and misleading.

Ms. Suzanne Hayes Assistant Director Division of Corporation Finance Securities and Exchange Commission 100 F Street, NE Washington, DC 20549 By Federal Express